EXHIBIT 10.1

APSERVICES LLC

July 23, 2009

Board of Directors

Motors Liquidation Company

f/k/a General Motors Corporation

GM Global Headquarters

Attn: Mail Code 482-C37-A99

300 Renaissance Center

Detroit, MI 48265

Re:	Agreement for Interim Management and Restructuring Services - First Amendment

Dear Sirs:

This letter represents the first amendment (the “First Amendment”) to the agreement between AP Services, LLC, a Michigan limited liability company (“APS”) and General Motors Corporation n/k/a Motors Liquidation Company (“Motors Liquidation”, the “Company” or the “Debtor”) dated May 29, 2009 (the “Engagement Letter” and, along with this First Amendment, the “Agreement”). Unless otherwise modified herein, the terms and conditions of the Engagement Letter remain in full force and effect.

APS was retained by the Company and certain of its affiliates to act as crisis managers in connection with their chapter 11 reorganization proceeding. In addition, Albert A. Koch was appointed to serve as the Debtors Chief Restructuring Officer. Upon the closing of the Related Section 363 Transactions1, Mr. Koch was appointed Chief Executive Officer of Motors Liquidation.

This First Amendment shall be effective immediately upon the closing of the Related Section 363 Transactions authorized by that certain Order (i) Authorizing Sale of Assets Pursuant to Amended and Restated Master Sale and Purchase Agreement with NGMCO, Inc., a U.S. Treasury-Sponsored Purchaser; (ii) Authorizing Assumption and Assignment of Certain Executory Contracts and Unexpired Leases in Connection with the Sale; and (iii) Granting Related Relief (the “Sale Order”), entered on July 5, 2009, in the bankruptcy proceeding of Motors Liquidation and certain of its affiliates pending in the United States Bankruptcy Court for the Southern District of New York, being case no. 09-50026 (the “Bankruptcy Case”).

_________________________

1  Capitalized terms used but not defined herein shall have the meanings ascribed to them in that certain Order Pursuant to Bankruptcy Code Sections 105(a), 361, 362, 363, 364 and 507 and Bankruptcy Rules 2002, 4001 and 6004(A) Approving Amendment to DIP Credit Facility to Provide For “Debtors’ Post-Petition Wind-Down Financing (the “Wind-Down Financing Order”) or the Sale Order, as hereinafter defined.

APSERVICES LLC

Motors Liquidation Company

July 23, 2009

After negotiations with the United States Department of Treasury (the “U.S. Treasury”) and the Official Committee of Unsecured Creditors (the “Committee”), and in anticipation of the wind-down of the Debtor as contemplated by the Wind-Down Financing Order, APS has agreed to modify certain key payment provisions in the Engagement Letter Schedule 1 with Motors Liquidation. Specifically:

1.

Hourly Fee Reductions: For hours worked after the effective date of this First Amendment, APS agrees that it will reduce its standard hourly fees contemplated by section 1 of Schedule 1 of the Engagement Letter as follows: (i) for fees incurred after the effective date of this First Amendment up to the aggregate amount of $60 million (calculated using 100% of standard hourly rates), APS will discount each bill to 85% of total incurred standard hourly fees; and (ii) for fees incurred after the effective date of this First Amendment exceeding $60 million (calculated using 100% of standard hourly rates), APS will discount each bill to 75% of total incurred standard hourly fees.

2.

Discretionary Fees: As contemplated by section 2 of Schedule 1 of the Engagement Letter, in addition to the Success Fee of $13 million, APS has obtained the approval of the U.S. Treasury for Discretionary Fees based on APS meeting certain key milestones in connection with the Bankruptcy Case. Each of the Discretionary Fees shall be due and payable at such time as the milestone is met by APS. The components of the Discretionary Fees are as follows:

a.

Total Unsecured Creditor Claims. In the event that the total unsecured claims pool (including bond claims) is less than $35 billion, APS shall be entitled to a Discretionary Fee of $5.0 million. In the event that the total unsecured claims pool (including bond claims) is equal to or greater than $35 billion but less than $42 billion, APS shall be entitled to a Discretionary Fee of $2.5 million. In the event that the total unsecured claims pool exceeds $42 billion, APS shall not be entitled to a Discretionary Fee for this milestone; and

b.

Confirmation of a Plan of Liquidation. In the event that the Debtors confirm a plan of liquidation or any other plan and such plan is effective on or before May 28, 2010, APS shall be entitled to a Discretionary Fee of $2.5 million; and

c.

Distribution of Stock and Warrants. In the event that APS distributes 70% or more of each of the Common Stock and Warrants of the Purchaser, received by the Debtors in connection with the Related 363 Sale Transactions, to the Debtors’ unsecured creditors within 60 days of the effective date of a confirmed plan

APSERVICES LLC

Motors Liquidation Company

July 23, 2009

of liquidation, APS shall be entitled to a Discretionary Fee of $2.5 million.

3.

Incentive Payments: In light of APS’ agreement to reduce its standard hourly billings, Debtor has agreed to pay APS certain incentive payments in the event that (i) the Debtor reduces priority claims payments; or (ii) provides for the return of monies to the Lenders whether from reductions in expenses, increased assets sale proceeds or any other means related to the administration of the Bankruptcy Case contemplated by the Wind-Down Financing Order (“Incentive Payments”) und more specifically outlined in the Wind-Down Budget. The agreed Incentive Payments are outlined below.

a.

Reduction of Priority Claims. In the event that the Debtor reduces required payments on priority claims, which are currently estimated at $100 million, by at least $25 million, Debtors will pay APS 5% of each dollar in reductions in excess of $25 million at such time as excess monies arc returned to the lenders, and

b.

Reduction of All Other Net Costs of the Wind-Down Budget. Debtors shall pay APS 15% of each dollar that is returned to the Lenders. For example, if $50 million is returned to the Lenders then $42.5 million will be remitted to the Lenders and $7.5 million will be earned by APS. Provided, however, that in calculating monies returned to the Lenders any fees and expenses paid to the professionals and advisors of the Unsecured Creditors Committee and any ad-hoc committees in excess of $17.2 million shall be treated as if such excess were available for return to the Lender. Further provided that calculations pursuant this paragraph 3(b) shall exclude any monies returned in 3(a) above. The payment(s) made during the bankruptcy proceeding will be subject to the approval of the Unsecured Creditors Committee, such approval not to be unreasonably withheld. Upon emergence from bankruptcy and prior to the final dissolution of the estate payments will be subject to approval of the members of the board of directors appointed by the Unsecured Creditors Committee (or such other Unsecured Creditors’ Committee designee that is reasonably acceptable to APS), such approval not to be unreasonably withheld. Upon final dissolution of the Company a final accounting of amounts earned and unpaid will be submitted to the board for approval.

4.	Termination Without Cause: Upon termination of the Agreement, unless such termination is by the Debtor for Cause (as defined in the

APSERVICES LLC

Motors Liquidation Company

July 23, 2009

Engagement Letter), APS shall be entitled to immediate payment of (i) the Second Payment of the Success Fee (as defined in the Engagement Letter); and (ii) any Incentive Payments or Discretionary Fees earned pursuant to this First Amendment, but in no event less than $2.5 million if such termination occurs within one year of the effective date of the First Amendment and $5.0 million if it occurs after one year; and (iii) all fee reductions made pursuant to paragraph 1 above; and (iv) all other accrued but unpaid fees and expenses.

Each of the U.S. Treasury, the Committee, the Debtor and APS have consented to the Agreement and to pre-approval of the Second Payment of the Success Fee, the Incentive Payment and the Discretionary Fees (collectively, the “Success Fees”). The Debtor agrees that as soon as practicable after the date of the closing of the Section 363 Sale Transactions, the Debtor will file a motion (the “Motion”) to modify that certain Amended Order Authorizing the Debtors to Employ and Retain APS as Crisis Managers and Designating Albert A. Koch as Chief Restructuring Officer, entered on July 2, 2009.

*   *   *   *   *

If these terms meet with your approval, please sign and return a copy of this First Amendment. We look forward to our continuing relationship with you.

Sincerely yours,

AP Services, LLC

/s/  Albert A. Koch

By:	Albert A. Koch
Its:	Authorized Representative

Acknowledged and Agreed to:

MOTORS LIQUIDATION COMPANY

By:	/s/ Stephen H. Case
Stephen H. Case

Its:	Chairman of the Board of Directors

Dated:	July 24, 2009